EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Metromedia Fiber Network, Inc. 1997 Incentive Stock Option plan and options granted to individuals pursuant to employment agreements of our report dated June 26, 1996, with respect to the consolidated financial statements of Metromedia Fiber Network, Inc. for the year ended December 31, 1995 included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission. Our report includes an explanatory paragraph regarding an uncertainty as to the Company's ability to continue as a going concern.


                                            /s/ M.R. Weiser & Co. LLP
                                            ------------------------------
                                                M.R. Weiser & Co. LLP


New York, New York
March 27, 1998